						   Exhibit 4.1



Warrant No. P-3



		 Warrant to Purchase 25,000 Shares





			STOCK PURCHASE WARRANT

	   To Purchase Common Shares ($.001 par value)

			     of

		  MICROS-TO-MAINFRAMES, INC.
		   (a New York corporation)






		    Expires June 1, 2004

Warrant No. P-3

NEITHER THIS WARRANT NOR THE COMMON SHARES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND THIS WARRANT MAY NOT BE EXERCISED BY OR ON BEHALF OF ANY PERSON UNLESS REGISTERED UNDER THE ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

	VOID AFTER 5:00 P.M. NEW YORK TIME, ON June 1, 2004

	MICROS-TO-MAINFRAMES, INC.

	Warrant to Purchase Common Shares


	25,000 Shares

THIS CERTIFIES that, for good and valuable consideration received, ______ (the "Holder") is entitled to subscribe for and purchase from Micros-to-Mainframes, Inc., a New York corporation (the "Company"), upon the terms and conditions set forth herein, at any time or from time to time until 5:00 P.M. New York City time on June 1, 2004 (the "Expiration Date"), all or any portion of twenty-five thousand (25,000) shares of the Company's Common Shares, par value $.001 per share, subject to adjustment as provided herein (the "Warrant Shares"), at a price (the "Exercise Price") hereinafter defined and also subject to adjustment as provided herein. This Warrant shall not be redeemable by the Company. The term "Common Stock" as used herein shall mean the Company's Common Shares, par value $.001 per share. This Warrant may not be sold, transferred, assigned or hypothecated at any time, except as permitted by applicable law and the terms of this Warrant, and the term "Holder" as used herein shall include any transferee to whom this Warrant has been transferred.

1. Method of Exercise. This Warrant may be exercised at any time prior to the Expiration Date, as to the whole or any lesser number of Warrant Shares, by the surrender of this Warrant (with the election at the end hereof duly executed) to the Company at its office at 614 Corporate Way, Valley Cottage, New York 10989 or at such other place as may be designated in writing by the Company, together with (i)(I) a certified or bank cashier's check payable to the order of the Company in an amount equal to the Exercise Price multiplied by the number of Warrant Shares for which this Warrant is being exercised, (II) by delivery of shares of Common Stock having a fair market value equal to the exercise price of the Warrant Shares being exercised or (III) by surrender to the Company of the number of Warrants set forth below:

	X =     Y(A-B)
	      ________
		  A                  A

Where:  X =     the number of shares of Common Stock to be issued to
		the Holder upon exercise pursuant to the foregoing clause (III).

	Y = the number of shares of Common Stock represented by the Warrants so surrendered.

	A = the Current Market Price (as defined below) of one share of Common Stock on the date of exercise of the Warrant.

	B =     the Exercise Price for the Warrants so surrendered;

and (ii) a written opinion of the Company=s counsel, or an opinion of other counsel satisfactory to the Company's counsel, to the effect that the issuance of the Warrant Shares is exempt from registration thereunder.

      2. Issuance of Certificates. Upon each exercise of the Holder's rights to purchase Warrant Shares, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the transfer books of the Company shall then be closed or certificates representing such Warrant Shares shall not then have been actually delivered to the Holder. As soon as practicable after each such exercise of this Warrant, the Company shall issue and deliver to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or his designee. If this Warrant should be exercised in part only, upon surrender of this Warrant for cancellation, the Company shall execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the Warrant Shares (or portions thereof) subject to purchase hereunder.


      3. Recording of Transfer. Any warrants issued upon the transfer or exercise in part of this Warrant shall be numbered and shall be registered in a Warrant Register as they are issued. The Company shall be entitled to treat the registered holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, and shall not be liable for any registration or transfer of warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that his participation therein amounts to bad faith. This Warrant shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by his or its duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of transfer, the Company shall deliver a new warrant or warrants to the person entitled thereto.
 This Warrant may be exchanged, at the option of the Holder hereof, for another warrant, or other warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of Warrant Shares (or portions thereof), upon surrender to the Company or its duly authorized agent. Notwithstanding the foregoing, the Company shall have no obligation to cause this Warrant to be transferred on its books to any person if, in the written opinion of counsel to the Company, such transfer does not comply with the provisions of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder.

      4. Reservation of Common Stock. The Company currently has and shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the Warrants, such number of shares of Common Stock as shall, from time to time, be sufficient therefor. The Company covenants that all shares of Common Stock issuable upon exercise of this Warrant, upon receipt by the Company of the full payment therefor, shall be validly issued, fully paid, nonassessable and free of preemptive rights.

      5.      Exercise Price; Exercise Price Adjustments.   (a)  The
Exercise Price shall be equal to $2.916767.

   (b) Subject to the provisions of this Section 5, the Exercise Price in effect from time to time shall be subject to adjustment, as follows:

       (i) In case the Company shall at any time after the date hereof (i) declare a dividend or make a distribution on the outstanding Common Stock payable in shares of its capital stock,
(ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, but including any such reclassification in connection with the consolidation or merger of the Company with or into another corporation (other than a merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the then outstanding shares of Common Stock or other capital stock issuable upon exercise of the Warrants)), then, in each case, the Exercise Price in effect, and the number of shares of Common Stock issuable upon exercise of the Warrants outstanding, at the time of the record date for such dividend or at the effective date of such subdivision, combination or reclassification, shall be proportionately adjusted so that the holders of the Warrants after such time shall be entitled to receive the aggregate number and kind of shares which, if such Warrants had been exercised immediately prior to such time, such holders would have owned upon such exercise and immediately thereafter been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.


      (ii) In case the Company shall distribute to all holders of Common Stock (including any such distribution made to the shareholders of the Company in connection with a consolidation or merger in which the Company is the continuing corporation, but excluding any such distribution made to the shareholders of the Company in connection with a consolidation or merger in which the Company is not the continuing corporation) evidences of its indebtedness, cash or assets (other than (X) distributions and dividends referred to in Section 5(b)(i) in shares of Common Stock or (Y) any non-extraordinary cash dividends paid out of retained earnings from current operations), or rights, options or warrants to subscribe for or purchase capital stock, or securities conver-tible into or exchangeable for shares of capital stock, then, in each case, the Exercise Price shall be reduced (and the number of shares issuable adjusted in accordance with Section 5(b) to the price determined by multiplying the Exercise Price in effect immediately prior to the record date (the "Distribution Record Date") for the determination of shareholders of the Company entitled to receive such distribution by a fraction, (x) the numerator of which shall be the Current Market Price per share of Common Stock immediately prior to the Distribution Record Date, less the reduction, if any, in the fair value of a share of Common Stock (as reasonably determined by the Board of Directors of the Company, taking into account, where applicable, the market price of the Common Stock following the Distribution Record Date) as a result of such distribution and (y) the denominator of which shall be the Current Market Price per share of Common Stock immediately prior to the Distribution Record Date. Such adjustment shall become effective at the close of business on the Distribution Record Date.

      (iii) Whenever there shall be an adjustment as provided in this Section 5, the Company shall within 15 days thereafter cause written notice thereof to be sent by registered mail, postage prepaid, to the Holder, at his address as it shall appear in the Warrant Register, which notice shall be accompanied by an officer's certificate setting forth the number of Warrant Shares issuable hereunder and the exercise price thereof after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation thereof, which officer's certificate shall be conclusive evidence of the correctness of any such adjustment absent manifest error.

      (iv) The Company shall not be required to issue fractions of shares of Common Stock or other capital stock of the Company upon the exercise of this Warrant. If any fraction of a share would be issuable upon the exercise of this Warrant (or specified portions thereof), the Company may issue a whole share in lieu of such fraction or the Company may purchase such fraction for an amount in cash equal to the same fraction of the Current Market Price of such share of Common Stock on the date of exercise of this Warrant.

      (v) The Current Market Price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the thirty (30) consecutive trading days immediately preceding the date in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the closing bid price regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the highest reported bid price for the Common Stock as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information. If on any such date the Common Stock is not listed or admitted to trading on any national securities exchange and is not quoted by NASDAQ or any similar organization, the fair value of a share of Common Stock on such date, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive absent manifest error, shall be used.


      (vi) No adjustment in the Exercise Price shall be required if such adjustment is less than $0.02; provided, however, that any adjustments which but for this paragraph 5(b)(v) would be required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent.

(vii) Upon each adjustment of the Exercise Price as a result of the calculations made in this Section 5, the Warrants shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of shares of Common Stock (calculated to the nearest hundredth) obtained by dividing (i) the product obtained by multiplying the (A) number of shares of Common Stock purchasable upon exercise of the Warrants prior to adjustment of the number of shares of Common Stock by (B) the Exercise Price in effect prior to adjustment of the Exercise Price, by (ii) the Exercise Price in effect after such adjustment of the Exercise Price.

      6.      Consolidations and Mergers.

     (a) In the event of (X) the consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving or continuing corporation) or (Y) any sale, lease or conveyance to another corporation of the property and assets of any nature of the Company as an entirety or substantially as an entirety (the transactions referred to in clauses (X) and (Y) being referred herein as a ATermination Transaction"), then upon the consummation of the Termination Transaction, each Warrant shall, unless it has been previously exercised, expire and instead shall represent the right of each Warrant holder to receive (and the Company shall pay to such Warrant holder) the sum of (A) (i) the product of the number of shares of Common Stock issuable upon exercise of such Warrant on the day preceding the consummation of the Termination Transaction, multiplied by (ii) the excess of (x) the closing price for a share of Common Stock, as reported by the principal national securities exchange or quotation system on which the Common Stock is then traded over (y) seventy-five percent (75%) of the Exercise Price therefor, immediately preceding the consummation of the Termination Transaction. Alternatively, the holder of the Warrant may exercise same after notice of the Termination Transaction has been given to the holder of the Warrant pursuant to Section 7 hereof and through the earlier of the consummation of the Termination Transaction and the time notice has been given to the holder of the Warrant that the Termination Transaction will not be consummated.


      (b) In case of any reclassification or change of the shares of Common Stock issuable upon exercise of this Warrant (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such reclassification, change, consolidation or merger. Thereafter, appropriate provision shall be made for adjustments which shall be as nearly equivalent as practicable to the adjustments in Section 5.

      (c) The above provisions of this Section 6 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases, or conveyances not covered by (a) above.

      7.      Notice of Certain Events.
	     In case at any time any of the following occur:

      (a) The Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

     (b) The Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

     (c) The Company shall take any action to effect any reclassification or change of outstanding shares of Common Stock or any consolidation, merger, sale, lease or conveyance of property, described in Section 6; or

     (a) The Company shall take any action to effect any liquidation, dissolution or winding-up of the Company or a sale of all or substantially all of its property, assets and business;

then, and in any one or more of such cases, the Company shall give written notice thereof, by registered mail, postage prepaid, to the Holder at the Holder's address as it shall appear in the Warrant Register, mailed at least thirty (30) days prior to (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such dividend, distribution, rights, warrants or other securities are to be determined, (ii) the date on which any such offer to holders of Common Stock is made, or
(iii) the date on which any such reclassification, change of outstanding shares of Common Stock, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution or winding-up is expected to become effective and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution or winding-up.


      8. Taxes. The issuance of any shares or other securities upon the exercise of this Warrant and the delivery of certificates or other instruments representing such shares or other securities shall be made without charge to the Holder for any tax (other than income tax) or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

      9. Legend. Unless registered under the Securities Act of 1933, as amended, the Warrant Shares issued upon exercise of the Warrant shall bear the following legend:

	  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
	  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE AACT@). THESE SHARES MAY NOT BE OFFERED OR SOLD, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

      10.     Replacement of Warrants.        Upon receipt of evidence
satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant (and upon surrender of any Warrant if mutilated), and upon reimbursement of the Company's reasonable incidental expenses, the Company shall execute and deliver to the Holder thereof a new Warrant of like date, tenor and denomination.

      11. No Rights as Stockholder. The Holder of any Warrant shall not have, solely on account of such status, any rights of a stockholder of the Company, either at law or in equity, or to any notice of meetings of stockholders or of any other proceedings of the Company, except as provided in this Warrant.

      12. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, or mailed by registered or certified mail, return receipt requested:

	(a) If to the registered Holder of this Warrant, to the address of such Holder as shown on the books of the Company; or

	(b)     If to the Company, to the address set forth in
Section 1 of this Warrant or to such other address as the Company may designate by notice to the Holder.

      13. Successors. All the covenants, agreements, representations and warranties contained in this Warrant shall bind the parties hereto and their respective heirs, executors, administrators, distributees, successors and assigns.

     14.     Headings.  The Article and Section headings in this
Warrant are inserted for purposes of convenience only and shall have no substantive effect.


     15. Governing Law. This Warrant shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed within such State, without regard to principles of conflicts of law.

     16. Modification of Agreement. This Warrant shall not be modified, supplemented or amended in any respect unless such modification, supplement or amendment is in writing and signed by the Company and the Holder of this Warrant and Holders of any portion of the Warrant subsequently assigned or transferred in accordance with the terms of this Warrant.

     17. Consent to Jurisdiction. The Company and the Holder irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Warrant, any document or instrument delivered pursuant to, in connection with or simultaneously with this Warrant, or a breach of this Warrant or any such document or instrument. In any such action or proceeding, the Company waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with Section 12 hereof.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date set forth below.


Dated:  As of June 2, 1999
				  MICROS-TO-MAINFRAMES, INC.

				  By:_______________


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			 FORM OF ASSIGNMENT



	(To be executed by the registered Holder if such Holder desires to transfer the attached Warrant. Pursuant to the terms of the attached Warrant, such transfer may not be effected prior to - __________________).


	FOR VALUE RECEIVED, _______________________ hereby sells, assigns, and transfers unto _________________, having an address at ______________________________ _______________________, the
attached Warrant (having an Exercise Price defined therein) to the extent of the right to purchase ____________ Common Shares, $.001 par value per share, of Micros-to-Mainframes, Inc. (the "Company"), together with all right, title, and interest therein, and does hereby irrevocably constitute and appoint _________________ as attorney to transfer such Warrant on the books of the Company, with full power of substitution.


Dated: _______________, 199_
				       _____________________________
				      Print name of holder of Warrant


				      By:
				      Name:
				      Title:




			    NOTICE

      The signature on the foregoing Assignment must correspond to the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

To: MICROS-TO-MAINFRAMES, INC.
       614 Corporate Way
       Valley Cottage, New York 10989


The undersigned hereby exercises his right to purchase
_________ Warrant Shares covered by the within Warrant and tenders payment herewith in the amount of $_____________ in accordance with the terms thereof, and requests that certificates for such securities be issued in the name of, and delivered to:





	(Print Name, Address and Social Security or Tax Identification Number)

and, if such number of Warrant Shares shall not be all the Warrant Shares covered by the within Warrant, that a new Warrant for the balance of the Warrant Shares covered by the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below.


By signing below, the undersigned certifies that the undersigned has obtained an opinion of counsel, satisfactory to the counsel of Micros-to-Mainframes, Inc., to the effect that the Warrant and the Warrant Shares have been registered under the Act or are exempt from registration thereunder.


Dated:__________________                Name:   _________________________
					       (Print)


					       __________________________
					       (Signature)

					       (Signature must conform
						to the name of the
						Warrant Holder specified
						on the face of the
						Warrant)


				       Address: _______________________

						_______________________